UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Ford Motor Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than

the Registrant) Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SUPPLEMENT TO

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Dated March 28, 2025

For the Annual Meeting of Shareholders

To be Held on Thursday May 8, 2025

April 17, 2025

One American Road

Dearborn, Michigan 48126-2798

Dear Ford Shareholders:

This Supplement provides updated information with respect to the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Ford Motor Company (“Ford” or the “Company”) to be held at 8:30 A.M., Eastern Daylight Saving Time, on Thursday May 8, 2025. This supplement should be read in conjunction with the Company’s Notice of the 2025 Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on March 28, 2025.

Withdrawal of Shareholder Proposal

The proponent of Proposal 6: DEI Strategy Report (“Proposal 6”) has withdrawn the proposal. Ford will hold the Annual Meeting as previously scheduled, and Proposal 6 will not be presented or voted upon at the Annual Meeting. None of the other agenda items presented in the Proxy Statement are affected by this Supplement.

Voting Matters

Although Proposal 6 has been withdrawn and will not be presented at the Annual Meeting, the proxy card and voting instruction forms distributed or available online with the Proxy Statement remain valid. We will not make available or distribute a new proxy card or provide new voting instructions solely as a result of the withdrawal of Proposal 6.

If you have already returned your proxy card or provided voting instructions, you do not need to take any further action, including with respect to your vote on Proposal 6, unless you wish to revoke your vote on any of the other matters.  Shares represented by proxy cards and voting instruction forms cast and returned before the Annual Meeting will not be voted with respect to Proposal 6, and any votes received on Proposal 6 will not be tabulated.

Shareholders who have not yet returned their proxy card or submitted their voting instructions should complete the proxy card or provide voting instructions, and may disregard Proposal 6. Properly executed proxy cards and voting instructions provided by shareholders will be voted at the Annual Meeting as instructed with respect to all other matters properly brought before the Annual Meeting.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to cast your vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the Proxy Statement.

Sincerely,

/s/ Sarah E. Fortt

Sarah E. Fortt

Corporate Secretary